Exhibit 23.1





                         INDEPENDENT AUDITORS' CONSENT


The  Board  of  Directors
Club  Corporation  International:

We consent to incorporation by reference in the registration statements (Nos. 33-89818, 33-96568 and 333-08041) on Form S-8 of Club Corporation
International of our report dated June 6, 1997, relating to the statements of net assets available for benefits of ClubCorp Stock Investment Plan as of December 31, 1996 and 1995, and the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedules which report appears in the December 31, 1996 annual report on Form 11-K of ClubCorp Stock Investment Plan.



KPMG  Peat  Marwick  LLP

Dallas,  Texas
June  26,  1997